UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Landmark Infrastructure Partners LP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Landmark Infrastructure Partners LP

2141 Rosecrans Avenue, Suite 2100

El Segundo, CA 90245

TO THE UNITHOLDERS OF LANDMARK INFRASTRUCTURE PARTNERS LP

YOUR VOTE IS VERY IMPORTANT

To our common unitholders:

You are cordially invited to attend a special meeting of the common unitholders and subordinated unitholders (collectively, “unitholders”) of Landmark Infrastructure Partners LP (the “Partnership”) to be held at the Partnership’s headquarters, located at 2141 Rosecrans Avenue, Suite 2100, El Segundo, CA 90245 on             , 2017 at         , local time.

At this important meeting, you will be asked to consider and vote upon a proposal to approve an amendment (the “Amendment”) to the Partnership’s Third Amended and Restated Partnership Agreement of Limited Partnership (the “Partnership Agreement”), which imposes certain ownership limitations and transfer restrictions on partnership interests in the Partnership. These limitations and restrictions will prevent the Partnership from having five or fewer individual investors who own 50% or more of the partnership interests in the Partnership and is necessary to facilitate the Partnership’s previously announced plan to reorganize its operating structure by moving substantially all of its operating assets to a controlled subsidiary that qualifies as a real estate investment trust, as defined in Section 856 of the U.S. Internal Revenue Code of 1986, as amended. The Amendment also makes changes relating to the allocation of income, gain, loss and deduction to properly account for the internal reorganization. A copy of the Amendment is attached as Annex A to the accompanying proxy statement.

The board of directors (our “Board”) of Landmark Infrastructure Partners GP LLC, general partner of the Partnership (our “General Partner”), has approved the Amendment and unanimously recommended that the Partnership’s unitholders approve the Amendment.

The internal reorganization, for which the Amendment is being adopted, is intended to broaden the Partnership’s investor base by substantially eliminating unrelated business taxable income allocable by the Partnership to tax-exempt investors, including individuals investing through tax-deferred accounts such as individual retirement accounts. The reorganization is also intended to simplify many individual unitholders’ state tax compliance and filing obligations by eliminating the amount of state taxable income sourced to states other than such unitholders’ states of residence. In addition, the reorganization is intended to facilitate our acquisition of additional assets that generate income satisfying the REIT, but not the master limited partnership, qualifying income rules.

Your vote is very important. The Amendment will not be effective unless approved by holders of at least a majority of our outstanding common units, excluding those held by our General Partner and its affiliates, and by holders of at least a majority of our outstanding subordinated units, voting as separate classes. Our Board unanimously recommends that the unitholders vote “FOR” the Amendment.

Whether or not you plan to attend the Special Meeting, please take the time to vote by completing and returning the enclosed proxy card to the Partnership by mail or, if the option is available to you, by granting your proxy electronically over the Internet or by telephone. If your common units are held in “street name,” you must follow the instructions provided by your broker in order to vote your common units. More information about the Amendment and the internal reorganization is contained in the accompanying proxy statement. We encourage you to carefully read the accompanying proxy statement before voting, including the section entitled “Risks Associated with the Amendment and Partnership Reorganization” beginning on page 10 of the accompanying proxy statement.

Sincerely,

ARTHUR P. BRAZY, JR.

Chief Executive Officer and Director of Landmark Infrastructure Partners GP LLC, on behalf of Landmark Infrastructure Partners LP

Landmark Infrastructure Partners LP

2141 Rosecrans Avenue, Suite 2100

El Segundo, CA 90245

NOTICE OF SPECIAL MEETING OF UNITHOLDERS OF

LANDMARK INFRASTRUCTURE PARTNERS LP

TO BE HELD ON            , 2017

NOTICE IS HEREBY GIVEN that a Special Meeting (the “Special Meeting”) of the common unitholders and subordinated unitholders (collectively, “unitholders”) of Landmark Infrastructure Partners LP (the “Partnership”) will be held at the Partnership’s headquarters, located at 2141 Rosecrans Avenue, Suite 2100, El Segundo, CA 90245, on             , 2017 at         , local time, for the purpose of considering and voting on the following matter:

•	Amendment: To approve an amendment (the “Amendment”) to the Partnership’s Third Amended and Restated Agreement of Limited Partnership that will impose certain ownership limitations and transfer restrictions on partnership interests in the Partnership, in order to prevent the Partnership from having five or fewer individual investors who own 50% or more of the partnership interests in the Partnership. The Amendment is necessary to facilitate the Partnership’s previously announced plan to reorganize its operating structure by moving substantially all of its operating assets to a controlled subsidiary that qualifies as a real estate investment trust, as defined in Section 856 of the U.S. Internal Revenue Code of 1986, as amended. The Amendment also makes changes relating to the allocation of income, gain, loss and deduction to properly account for the internal reorganization. A copy of the Amendment is attached as Annex A to the accompanying proxy statement.

This item of business is described in detail in the accompanying proxy statement. The board of directors (the “Board”) of Landmark Infrastructure Partners GP LLC, the general partner of the Partnership, has unanimously determined that the Amendment is advisable and in the best interests of the Partnership and has approved the Amendment. The Board recommends that unitholders vote “FOR” the Amendment.

Unitholders of record at the close of business on             , 2017 will be entitled to notice of and to vote at the Special Meeting or any continuation, postponement or adjournment thereof. Adoption of the Amendment must be approved by holders of at least a majority of the Partnership’s outstanding common units, excluding those common units held by our General Partner and its affiliates, and by holders of at least a majority of the Partnership’s outstanding subordinated units, voting as separate classes.

You can vote your common units or subordinated units by completing and returning a proxy card. Most unitholders can also vote over the Internet or by telephone. If Internet and telephone voting are available to you, you can find voting instructions in the materials accompanying the proxy statement. You can revoke a proxy at any time prior to its exercise at the Special Meeting by following the instructions in the enclosed proxy statement.

We urge you to review carefully the attached proxy statement, which contains a detailed description of the Amendment. Your vote is very important regardless of the number of Partnership units you own!

By Order of the Board of Directors of Landmark Infrastructure Partners GP LLC, the general partner of Landmark Infrastructure Partners LP

ARTHUR P. BRAZY, JR.

Chief Executive Officer and Director of Landmark Infrastructure Partners GP LLC, on behalf of Landmark Infrastructure Partners LP

El Segundo, California

, 2017

YOUR VOTE IS IMPORTANT!

THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE SUBMIT YOUR PROXY (1) OVER THE INTERNET, (2) BY TELEPHONE, OR (3) BY MAIL. FOR SPECIFIC INSTRUCTIONS, PLEASE REFER TO THE QUESTIONS AND ANSWERS BEGINNING ON THE FIRST PAGE OF THE PROXY STATEMENT AND THE INSTRUCTIONS ON THE PROXY CARD RELATING TO THE SPECIAL MEETING.

If you have any questions or need assistance voting your units, or need additional copies of this proxy statement or additional proxy cards, please call our proxy solicitation agent:

Morrow Sodali LLC

470 West Avenue - 3rd Floor

Stamford, CT 06902

Email: LMRK.info@morrowsodali.com

Banks and Brokerage Firms, please call (203) 658-9400

Unitholders, please call toll free (877) 787-9239

i

LANDMARK INFRASTRUCTURE PARTNERS LP

2141 Rosecrans Avenue, Suite 2100

El Segundo, CA 90245

PROXY STATEMENT

For the Special Meeting of Unitholders to be Held on             , 2017

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (our “Board”) of Landmark Infrastructure Partners GP LLC (our “General Partner”), the general partner of Landmark Infrastructure Partners LP (the “Partnership”), for use at the Special Meeting (the “Special Meeting”) of common unitholders and subordinated unitholders (collectively, “unitholders”) to be held on             , 2017, beginning at                     , local time, at the Partnership’s headquarters, located at 2141 Rosecrans Avenue, Suite 2100, El Segundo, California 90245, and at any continuation, postponement or adjournment of the Special Meeting. On or about             , 2017, we are releasing this proxy statement and accompanying proxy materials to our unitholders of record on the record date for the meeting.

INFORMATION ABOUT THIS PROXY STATEMENT

Why you received this proxy statement. You are viewing or have received these proxy materials because our Board is soliciting your proxy to vote your common units and subordinated units (collectively, “units”) at the Special Meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission, or SEC, and that is designed to assist you in voting your Partnership units.

Notice of Internet Availability of Proxy Materials. In addition to delivering paper copies of these proxy materials to you by mail, this notice together with the accompanying proxy statement and form of proxy are available at www.                                .com.

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

What is the purpose of the Special Meeting?

At the Special Meeting, unitholders will act upon the matters outlined in the accompanying notice of meeting, including the approval of an amendment (the “Amendment”) to the Partnership’s Third Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”), which will impose certain ownership limitations and transfer restrictions on partnership interests in the Partnership. These limitations and restrictions will prevent the Partnership from having five or fewer individual investors who own 50% or more of the partnership interests in the Partnership. The Amendment is necessary to facilitate the Partnership’s previously announced plan to reorganize its operating structure by moving substantially all of its operating assets under a controlled subsidiary (the “REIT Subsidiary”) that qualifies as a real estate investment trust (a “REIT”), as defined in Section 856 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). The Amendment also makes changes relating to the allocation of income, gain, loss and deduction to properly account for the internal reorganization. The Partnership will continue to be a master limited partnership after the internal reorganization and will be governed by the Partnership Agreement, as amended by the Amendment.

Why am I being asked to vote at the Special Meeting?

You are being asked to vote at the Special Meeting to approve the Amendment which is necessary to facilitate the Partnership’s previously announced plan to reorganize its operating structure and move substantially all of its operating assets under the REIT Subsidiary. The Amendment is required to be adopted in order to preserve the qualification of the REIT Subsidiary as a REIT for U.S. federal income tax purposes.

Why is the Partnership reorganizing its structure and forming a REIT Subsidiary?

The Partnership is reorganizing its structure and moving substantially all of its operating assets under the REIT subsidiary for several reasons. The internal reorganization is intended to broaden the Partnership’s investor base by substantially eliminating unrelated business taxable income allocable by the Partnership to tax-exempt investors, including individuals investing through tax-deferred accounts such as individual retirement accounts. The reorganization is also intended to simplify many individual unitholders’ state tax compliance and filing obligations by eliminating the amount of state taxable income sourced to states other than such unitholders’ states of residence. In addition, the reorganization is intended to facilitate our acquisition of additional assets that generate income satisfying the REIT, but not the master limited partnership, qualifying income rules.

Am I being asked to vote on the internal reorganization?

No, the internal reorganization is an internal transaction that has been approved by our Board, but it is not subject to unitholder approval. However, to fully implement the internal reorganization, the Amendment is a necessary component, without which the internal reorganization cannot be fully completed. Under the Partnership Agreement, the Amendment must be approved by holders of at least a majority of the Partnership’s outstanding common units, excluding those common units held by our General Partner and its affiliates (collectively, the “non-affiliated common units”), and by holders of at least a majority of the Partnership’s outstanding subordinated units, voting as separate classes. For this reason, you are being asked to vote on the Amendment.

Will anything happen to my Partnership units if the Amendment is adopted and the internal reorganization is consummated? Will I receive any consideration in this transaction?

No, you will retain all of your Partnership units and nothing will change with respect to your partnership interests in the Partnership. The internal reorganization is an internal transaction and will have no direct impact on your Partnership units and your Partnership units will continue to be entitled to receive distributions from the Partnership, when and if declared by the Board.

Will the governance structure of the Partnership change if the Amendment is adopted? Will the Partnership become a REIT?

No. Even if the Amendment is adopted and the internal reorganization consummated, the Partnership will remain a master limited partnership, governed by the terms of the Partnership Agreement, as amended by the Amendment. The Partnership will not become a REIT, but initially, its primary asset will be the REIT Subsidiary.

What happens if the Amendment is not approved?

If the Amendment is not approved, the Partnership will not be able to complete the internal reorganization and the Partnership’s structure will not change.

Who is entitled to vote?

All unitholders who owned our common units or subordinated units at the close of business on the record date,             , 2017, are entitled to receive notice of the Special Meeting and to vote the units that they held on the record date at the Special Meeting, or any continuation, postponement or adjournment of the Special Meeting. The number of common unitholders of record as of the                     , 2017 record date was                     . The number of subordinated unitholders of record as of the                     , 2017 record date was                     . Holders of common units and subordinated units are entitled to one vote per unit.

The Partnership’s 8.00% Series A Cumulative Redeemable Perpetual Preferred Units and 7.90% Series B Cumulative Redeemable Perpetual Preferred Units (collectively, the “Preferred Units”) are not entitled to vote at the Special Meeting.

What happens if I sell my units prior to the record date?

If you sell your units prior to the record date, you will not be entitled to vote on the proposal to approve the Amendment with respect to those units that you have sold. Only unitholders who own units on the record date are entitled to vote at the Special Meeting.

What constitutes a quorum?

Holders of least a majority in voting power of the outstanding common units and holders of a majority in voting power of the outstanding subordinated units, considered as separate classes, that are entitled to vote at the meeting, must be represented in person or by proxy at the Special Meeting in order to constitute a quorum.

Who can attend the meeting?

All holders of our units as of the record date, or their duly appointed proxies, may attend the Special Meeting. Please note that if you hold your units in “street name” (through a bank, broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your unit ownership in the

Partnership as of the record date or the notice you received from your bank, broker or other nominee to be admitted to the Special Meeting. You may obtain directions to the location of our Special Meeting by writing our proxy solicitation agent Morrow Sodali LLC, 470 West Avenue - 3rd Floor, Stamford, CT 06902 or by calling (877) 787-9239 or by email at LMRK.info@morrowsodali.com.

How do I vote?

If you are a unitholder of record, meaning your units are registered in your name, you may vote:

(1)    Over the Internet: Go to the website of our tabulator,                     , at www.                                .com. Use the vote control number printed on your proxy card to access your account and vote your units. You must specify how you want your units voted or your Internet vote cannot be completed and you will receive an error message. Your units will be voted according to your instructions.

(2)    By Telephone: Call                     , toll free from the U.S. and Canada, and follow the instructions on your proxy card. You must specify how you want your units voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your units will be voted according to your instructions.

(3)    By Mail: Complete and sign your proxy card and mail it in the accompanying postage prepaid envelope to                     . Your units will be voted according to your instructions. If you do not specify how you want your units voted, they will be voted as recommended by our Board.

(4)    In Person at the Special Meeting: If you attend the Special Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the Special Meeting.

If your units are held in “street name,” meaning they are held for your account by a bank, broker or other nominee, please vote in accordance with the instructions you receive from your bank, broker or other nominee. You may be able to vote:

(1)    Over the Internet or by Telephone: You will receive instructions from your bank, broker or other nominee if they permit Internet or telephone voting. You should follow those instructions.

(2)    By Mail: You will receive instructions from your bank, broker or other nominee explaining how you can vote your units by mail. You should follow those instructions.

(3)    In Person at the Special Meeting: To be able to vote your units held in street name in person at the Special Meeting, you will need to obtain a legal proxy (separate from the proxy card supplied by us) that is prepared and supplied by your bank, broker or other nominee. You will not be able to vote in person at the Special Meeting unless you have a proxy from your bank, broker or other nominee issued in your name giving you the right to vote your units.

Can I change my proxy after I return my proxy card?

Yes. You may revoke your proxy and change your vote at any time before the Special Meeting. To do so, you must do one of the following:

(1)    Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted.

(2)    Sign a new proxy and submit it as instructed above. Only your latest dated proxy will be counted.

(3)    Attend the Special Meeting, request that your proxy be revoked and vote in person as instructed above. Attending the Special Meeting will not revoke your proxy unless you specifically request it.

Will my units be voted if I don’t return my proxy?

No. If your units are registered directly in your name, your units will not be voted if you do not vote over the Internet, by telephone, by returning your proxy or voting by ballot at the Special Meeting.

If your units are held in “street name” by a bank, broker or other nominee, that person, as the record holder of your units, is required to vote your units according to your instructions. Your bank, broker or other nominee will send you directions on how to vote those units. We encourage you to provide voting instructions. This ensures your units will be voted at the meeting in the manner you desire. If you do not provide voting instructions to your broker, your units will not be voted and this will be treated as a “broker non-vote.” In these cases, the broker can register your units as being present at the Special Meeting for purposes of determining a quorum, but will not be able to vote on the proposal to approve the Amendment. A broker non-vote will have the same effect as a vote “AGAINST” the Amendment.

What is the vote required to approve each matter?

The affirmative vote of holders of at least a majority of the Partnership’s outstanding non-affiliated common units, and the affirmative vote of the holders of at least a majority of the Partnership’s outstanding subordinated units, voting as separate classes, is required to approve the Amendment. Broker non-votes and abstentions will have the same effect as votes “AGAINST” the Amendment. Our Board recommends that you vote “FOR” the Amendment.

Are there other matters to be voted on at the Special Meeting?

No. The only matter to be voted on at the Special Meeting is the proposal to approve the Amendment. Only the matter indicated in the notice of meeting accompanying this proxy statement may be transacted at the Special Meeting.

When is this proxy statement being mailed?

This proxy statement and the proxy card are first being sent to unitholders on or about                     , 2017.

When and where is the Special Meeting?

The Special Meeting will be held on             , 2017, beginning at                     , local time, at the Partnership’s headquarters, located at 2141 Rosecrans Avenue, Suite 2100, El Segundo, California 90245.

Our Board encourages unitholders to attend the Special Meeting. Whether or not you plan to attend, you are urged to submit your proxy. Prompt response will greatly facilitate arrangements for the meeting and your cooperation will be appreciated. Unitholders who attend the Special Meeting may vote their units personally even though they may have sent in their proxies.

APPROVAL OF AMENDMENT TO OUR LIMITED PARTNERSHIP AGREEMENT

General

The Board of Directors of our general partner has unanimously approved and requested that our unitholders consider and approve an amendment to the Partnership’s Third Amended and Restated Agreement of Limited Partnership that will impose certain ownership limitations and transfer restrictions on partnership interests in the Partnership, in order to prevent the Partnership from having five or fewer “individuals” (as defined in the Code) who own more than 50% in value of the partnership interests in the Partnership. The Amendment is necessary to facilitate the Partnership’s previously announced plan to reorganize its operating structure by moving substantially all of its operating assets to a controlled subsidiary that qualifies as a real estate investment trust, as defined in Section 856 of the U.S. Internal Revenue Code of 1986, as amended.

The effects of the Amendment are summarized below. The full text of the Amendment is attached to this proxy statement as Annex A. The Amendment as summarized below is qualified by reference to the specific terms of Annex A. Our Board believes the Amendment is advisable because it will facilitate the REIT Subsidiary’s compliance with requirements for taxation as a real estate investment trust (a “REIT”).

REIT Qualification

In order to qualify as a REIT under the Code, for the REIT Subsidiary’s taxable years beginning after December 31, 2017, five or fewer individuals (as defined in the Code to include certain entities such as private foundations) may not own, actually or constructively, more than 50% in value of the REIT Subsidiary’s issued and outstanding capital stock at any time during the second half of any calendar year. Constructive ownership provisions in the Code determine if any individual or entity constructively owns the REIT Subsidiary’s capital stock for purposes of this requirement. Also, rent from tenants in which the REIT Subsidiary actually or constructively owns a 10% or greater interest is not qualifying income for purposes of the gross income tests of the Code applicable to REITs. Because the REIT Subsidiary will be a controlled subsidiary of the Partnership, the constructive ownership rules look to the owner of partnership interests in the Partnership in determining whether the REIT satisfies these requirements. As a result, to help ensure the REIT Subsidiary meets these tests, the Partnership Agreement must include restrictions on the acquisition and ownership of partnership interests in the Partnership.

Ownership and Transfer Restrictions

The Amendment contains restrictions on the ownership and transfer of partnership interests in the Partnership that are intended to assist the REIT Subsidiary in complying with the requirements described above and to facilitate the REIT Subsidiary’s ability to continue to qualify as a REIT. The Amendment provides that (subject to certain exceptions described below) no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% of the interests in the Partnership’s capital or profits, or in any class or series of outstanding partnership interests (determined based on the value or number of units of such class or series, whichever is more restrictive), including our common units and our preferred units. We refer to this restriction as an “ownership limit.” A person or entity that would have acquired actual, beneficial or constructive ownership of the partnership interests but for the application of the ownership limit or any of the other restrictions on ownership and transfer of ownership interests in the Partnership Agreement discussed below is referred to as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause equity interests owned actually or constructively by a group of related individuals or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of the issued and outstanding interests in the Partnership’s capital or profits or in any class or series of outstanding partnership interests (or the acquisition of an interest in an entity that owns, actually, beneficially or constructively, our partnership interests) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of the issued and outstanding interests in the Partnership’s capital or profits or of any class or series of outstanding partnership interests and thereby violate the applicable ownership limit.

The Amendment provides that our General Partner may, in its sole and absolute discretion but subject to certain limitations, (prospectively or retroactively) exempt a person from the ownership limit (an “excepted holder”). We expect that our Board will grant an exception from the ownership limit to our General Partner and Landmark Dividend LLC, our sponsor and the owner of the General Partner.

The Amendment would further prohibit any person (including an excepted holder) from actually, beneficially or constructively owning partnership interests in the Partnership that would result in the REIT Subsidiary being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, including circumstances that would result in the REIT Subsidiary owning actually, beneficially or constructively an interest in a tenant if the income received from such tenant would cause the REIT Subsidiary to fail any of the REIT gross income requirements.

Further, the Amendment would provide that any person who acquires or attempts or intends to acquire actual, beneficial or constructive ownership of partnership interests in the Partnership that would or may violate the ownership limit or any of the other restrictions on ownership and transfer of partnership interests described above must give written notice immediately to the Partnership or, in the case of a proposed or attempted transaction, provide the Partnership at least 15 days prior written notice, and provide the Partnership with such other information as it may request in order to determine the effect of such transfer on REIT Subsidiary’s status as a REIT.

The Amendment provides that if any purported transfer of partnership interests in the Partnership or any other event would otherwise result in any person violating the ownership limit or such other limit established by our Board, or could result in the REIT Subsidiary being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or REIT Subsidiary otherwise failing to qualify as a REIT, then the partnership interests causing the violation would be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by the General Partner. The prohibited owner would have no rights in the partnership interests held by the trustee. The automatic transfer would be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the trust. Any distribution paid to the prohibited owner, prior to discovery that the partnership interests had been automatically transferred to a trust as described above, would be required to be repaid to the trustee upon demand. If the transfer to the trust as described above would not be automatically effective, for any reason, to prevent violation of the applicable restriction on ownership and transfer of partnership interests in the Partnership, then that transfer of the partnership interests that otherwise would cause any person to violate the above restrictions would be void.

The Amendment provides that partnership interests in the Partnership transferred to the trustee would be deemed offered for sale to the Partnership, or the Partnership’s designee, at a price equal to (1) the lesser of (x) the price in the transaction that resulted in such transfer to the trust or, in the event value was not given in the transaction that resulted in such transfer (e.g., in the case of a gift, devise or other such transaction), the fair value of the partnership interests at the time of such transaction and (y) the fair value of the partnership interests on the date the Partnership, or its designee, accepts such offer, less (2)

the aggregate amount of all of the Partnership’s expenses in connection with each of the purported transfer to the prohibited owner and the transfer by the trust (including in each case, but not limited to, the legal and accounting fees incurred by the Partnership and the General Partner), which the trustee will pay to the Partnership prior to any distribution of funds to the prohibited owner. The Amendment provides that the Partnership would also be entitled to reduce the amount payable to the prohibited owner by the amount of distributions paid to the prohibited owner and owed by the prohibited owner to the trustee and pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. The Amendment further provides that the Partnership will have the right to accept such offer until the trustee has sold the partnership interests held in the trust. The Amendment also provides that upon a sale to the Partnership, the interest of the charitable beneficiary in the partnership interests sold would terminate and the trustee would be required to distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such partnership interests would be paid to the charitable beneficiary.

The Amendment provides that if the Partnership does not buy the partnership interests, within 20 days of receiving notice from the Partnership of the transfer of partnership interests to the trust, the trustee will sell the partnership interests to a person designated by the trustee, whose ownership of the partnership interests will not violate the ownership limit or other restrictions on ownership and transfer of partnership interests in the Partnership. The Amendment further provides that upon such sale, the trustee will distribute to the prohibited owner an amount equal to (1) the lesser of (x) the price paid by the prohibited owner for the partnership interests or, if the prohibited owner did not give value for the partnership interests in connection with the event causing the partnership interests to be held in the trust (e.g., in the case of a gift, devise or other such transaction), the fair value of the partnership interests on the day of the event causing the partnership interests to be held in the trust and (y) the price received by the trustee (net of any commissions and other expenses of sale, including costs and expenses incurred by the Partnership) from the sale or other disposition of the partnership interests held in the trust, less (2) the aggregate amount of all of the Partnership’s expenses in connection with each of the purported transfer to the prohibited owner and the transfer by the trust (including in each case, but not limited to, the legal and accounting fees incurred by the Partnership and the General Partner), which the trustee will pay to the Partnership prior to any distribution of funds to the prohibited owner. The Amendment provides that the trustee may reduce the amount payable to the prohibited owner by the amount of distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. The Amendment provides that any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary, together with any distributions thereon. Finally, the Amendment provides that if, prior to the Partnership’s discovery that partnership interests in the Partnership have been transferred to the trustee, such partnership interests are sold by a prohibited owner, then such partnership interests will be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such partnership interests that exceeds the amount that such prohibited owner was entitled to receive, such excess shall be paid to the trustee upon demand.

The Amendment provides that the trustee will be designated by the Partnership and will be unaffiliated with the Partnership and with any prohibited owner. The Amendment also provides that prior to the sale of any partnership interests by the trust, the trustee will receive, in trust for the charitable beneficiary, all distributions paid by the Partnership with respect to such partnership interests, and may exercise all voting rights with respect to such partnership interests for the exclusive benefit of the charitable beneficiary.

The Amendment provides that, subject to Delaware law, effective as of the date that the partnership interests have been transferred to the trust, the trustee may, at the trustee’s sole discretion:

•	rescind as void any vote cast by a prohibited owner prior to the Partnership’s discovery that the partnership interests have been transferred to the trust; and

•	recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, the Amendment provides that if the Partnership has already taken irreversible partnership action, then the trustee may not rescind and recast the vote.

The Amendment also provides that if the General Partner determines that a proposed transfer or other event has taken place that violates any ownership restriction, the General Partner may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem partnership interests, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

The Amendment further provides that each person that is an actual owner, beneficial owner or constructive owner of partnership interests in the Partnership and any person (including the unitholder of record) who is holding partnership interests in the Partnership for an actual owner, beneficial owner or constructive owner must, upon demand, disclose to the Partnership such information as the General Partner may request, in good faith, to determine the REIT Subsidiary’s status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the ownership limits.

The Amendment provides that any certificates representing partnership interests in the Partnership issued after the effective date of the Amendment will bear a legend referring to the restrictions on ownership and transfer of partnership interests in the Partnership described above.

These restrictions on ownership and transfer could have the effect of delaying, deferring or preventing a takeover or other transaction in which unitholders might receive a premium for their partnership interests over the then prevailing market price or which unitholders might believe to be otherwise in their best interest.

The ownership limit and other restrictions on ownership and transfer of partnership interests in the Partnership described above will not apply until the Amendment is approved by a majority of the Partnership’s non-affiliate common unitholders and a majority of subordinated unitholders, voting as separate classes, and will not apply if our Board determines that it is no longer in the Partnership’s best interests for the REIT Subsidiary to attempt to qualify, or to continue to qualify, as a REIT or that compliance with the above-described restrictions is no longer required in order for the REIT Subsidiary to qualify as a REIT.

Additional Amendments

In addition to the Amendment and in connection with the internal reorganization, we intend to amend certain provisions of the Partnership Agreement that relate to the Preferred Units. You are not being asked to vote at the Special Meeting to approve these additional amendments, as we anticipate that our general partner will make them pursuant to its authority under the Partnership Agreement. These additional amendments will address the U.S. federal income tax treatment of distributions paid on Preferred Units. We currently treat these distributions as guaranteed payments for the use of capital. After the internal reorganization we intend to treat these distributions instead as being made to holders of Preferred Units in their capacity as partners of the Partnership. We do not expect these additional amendments will affect the amount of distributions that unitholders will receive, nor the overall amount of income, gain, loss and deductions allocated to unitholders, including holders of Preferred Units.

Risks Associated with the Amendment and Partnership Internal Reorganization

There are risks associated with the Amendment and the Partnership’s internal reorganization, for which the Amendment is being adopted, some of which are described below. You should carefully consider the risks described below before deciding whether to vote for adoption of the Amendment. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or those we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition, or results of operations.

Ownership limitations and transfer restrictions may restrict or prevent you from engaging in certain transfers of our common units or other partnership interests.

The ownership limit in the Amendment may restrict or prevent you from engaging in certain transfers of our common units, subordinated units or other partnership interests. If the Amendment is adopted, if you transfer partnership interests in a manner that would violate the ownership limit, or prevent the REIT Subsidiary from qualifying as a REIT under the Code, then under the Amendment, those partnership interests instead would be transferred to a trust for the benefit of a charitable beneficiary and will be either redeemed by us or sold to a person whose ownership of the partnership interests will not violate the ownership limit. If this transfer to a trust fails to prevent such a violation or fails to permit the REIT Subsidiary’s qualification as a REIT, then the initial intended transfer would be null and void from the outset. The intended transferee of those partnership interests will be deemed never to have owned the partnership interests. If the Amendment is adopted, anyone who acquires common units or other partnership interests in violation of the ownership limit or the other restrictions on transfer bears the risk of suffering a financial loss when the common units or other partnership interests are redeemed or sold if the market price of our common units or other partnership interests falls between the date of purchase and the date of redemption or sale.

Ownership limitations could have the effect of delaying, deferring or preventing a takeover or other transaction in which unitholders might receive a premium for their partnership interests over the then prevailing market price or which unitholders might believe to be otherwise in their best interest.

The ownership limitations contained in the Amendment may restrict the ability of future investors from consummating a purchase of the Partnership’s outstanding partnership interests and thereby could have the effect of delaying, deferring or preventing a takeover or other transaction in which unitholders might receive a premium for their partnership interests over the then prevailing market price or which unitholders might believe to be otherwise in their best interest. Certain potential investors or buyers of Partnership equity may not be able to meet the ownership limitations in the Amendment and would therefore be unable to make an investment in the Partnership. This could have the effect of reducing the premium for which unitholders might otherwise receive in a takeover or other fundamental transaction of the Partnership.

Failure of the REIT Subsidiary to qualify, or maintain its qualification, as a REIT would have significant adverse consequences to us and the value of our common units and other partnership interests.

The REIT Subsidiary intends to elect to be taxed as a REIT commencing with its taxable year ending December 31, 2017. We believe that the REIT Subsidiary will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that its intended manner of operation will enable it to meet the requirements for qualification and taxation as a REIT. We have not requested and do not plan to request a ruling from the IRS, or an opinion of counsel, that the REIT Subsidiary qualifies as a REIT, and we cannot assure you that it will qualify. If the Partnership consummates the internal reorganization of its assets under the REIT Subsidiary but the REIT Subsidiary fails to qualify as a REIT, the funds available for distribution to the Partnership for each of the years involved will be substantially reduced because:

•	the REIT Subsidiary would not be allowed a deduction for distributions to the Partnership in computing its taxable income and would be subject to U.S. federal income tax at regular corporate rates;

•	the REIT Subsidiary also could be subject to the federal alternative minimum tax and possibly increased state, local and foreign taxes; and

•	unless the REIT Subsidiary is entitled to relief under applicable statutory provisions, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified.

Any such corporate tax liability could be substantial and would reduce cash available for, among other things, our operations and distributions to the Partnership from the REIT Subsidiary. As a result of all these factors, the REIT Subsidiary’s failure to maintain its qualification as a REIT also could impair our ability to expand our business, make distributions to our unitholders and raise capital, and could materially and adversely affect the value of our common units and other partnership interests.

Qualification as a REIT involves the application of highly technical and complex provisions of the Code for which there are only limited judicial and administrative interpretations.

The determination of various factual matters and circumstances not entirely within our control may affect our ability to maintain the REIT Subsidiary’s qualification as a REIT. In order to maintain its qualification as a REIT, the REIT Subsidiary must satisfy a number of requirements, including requirements regarding the ownership of its equity interests and requirements regarding the composition of its assets and income. If the REIT Subsidiary is not able to maintain compliance with the various REIT qualification requirements, the REIT Subsidiary, among other things, could lose its REIT status.

The REIT Subsidiary’s disposition of its assets may jeopardize its qualification as a REIT, or create additional tax liability for the REIT Subsidiary.

To qualify as a REIT, among other things, the REIT Subsidiary must comply with requirements regarding the composition of its assets and the sources of its income. If the REIT Subsidiary is compelled to dispose of its investments, for example to repay obligations to its lenders, it may be unable to comply with these requirements, jeopardizing its qualification as a REIT. In addition, the REIT Subsidiary may be subject to a 100% penalty tax on any gain resulting from its sale of assets that are treated as dealer property or inventory. The possibility of this tax may prevent the REIT Subsidiary from selling its assets when it would like to do so.

In addition, to qualify as a REIT, the REIT Subsidiary generally must distribute to its owners at least 90% of its net taxable income each year (excluding any net capital gains), and it will be subject to regular corporate income taxes to the extent that it distributes less than 100% of its net taxable income each year (including any net capital gains). In addition, it will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions it pays in any calendar year are less than the sum of 85% of its ordinary income, 95% of its net capital gains, and 100% of its undistributed income from prior years. To maintain its REIT status and avoid the payment of federal income and excise taxes, the REIT Subsidiary may need to borrow funds to meet the REIT distribution requirements, even if the then-prevailing market conditions are not favorable for these borrowings. These borrowing needs could result from differences in timing between the actual receipt of income and inclusion of income for federal income tax purposes. The REIT Subsidiary’s access to third-party sources of capital depends on a number of factors, including the market’s perception of its business and prospects, its current debt levels, and its current and potential future earnings. We cannot assure you that the REIT Subsidiary will have access to such capital on favorable terms at the desired times, or at all, which may cause it to curtail our investment activities and/or to dispose of assets at inopportune times, and could adversely affect its and our financial condition, results of operations, cash flow and the value of our common units and other partnership interests. In addition, the REIT Subsidiary may make use of “consent dividends” to meet the REIT distribution requirements, which would result in dividend income to the Partnership for federal income tax purposes, even though we would not receive a related cash distribution. Any such consent dividends could create phantom income (i.e., income without commensurate cash) for us and for our common unitholders.

The tax treatment of REITs or an investment in a REIT could be subject to legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

The present federal income tax treatment of REITs, including the REIT Subsidiary, or our investment in the REIT Subsidiary may be modified by administrative, legislative or judicial interpretation at any time. Any modification to the federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible for the REIT Subsidiary to qualify as a REIT. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect the REIT Subsidiary, and any such changes could negatively impact the value of an investment in our common units and other partnership interests.

Even if the REIT Subsidiary qualifies as a REIT, it may be subject to tax.

Even if the REIT Subsidiary maintains its qualification as a REIT for U.S. federal income tax purposes, the REIT Subsidiary may be subject to federal, state, local and foreign income, property and excise taxes on its income or property and, in certain cases, a 100% penalty tax, in the event it sells property as a dealer.

Interests of Certain Persons in the Amendment

Certain of our officers and directors have an interest in the Amendment as a result of their ownership of security interests in the Partnership, as set forth below in the section entitled “Security Ownership of Certain Beneficial Owners and Management.” However, we do not believe that our officers or directors have interests in the Amendment that are different from or greater than those of any other of our unitholders.

We expect that our Board will exempt Landmark Dividend LLC, our sponsor and the owner of the General Partner, from the ownership limit.

Anti-takeover Effects of Proposed Amendment

Release No. 34-15230 of the staff of the SEC requires disclosure and discussion of the effects of any action, including the Amendment to our Partnership Agreement discussed herein, that may be used as an anti-takeover mechanism. Because the Amendment includes ownership limits, it could, under certain circumstances, have an anti-takeover effect, although this is not the purpose or intent of our Board.

Certain United States Federal Income Tax Considerations

This section describes certain U.S. federal income tax considerations that may be relevant to certain common unitholders in connection with the Amendment and the internal reorganization that the Amendment is intended to facilitate. This section is based upon current provisions of the Code, existing and proposed Treasury regulations promulgated under the Code and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax considerations to vary substantially from the considerations described below.

The following discussion does not comment on all federal income tax matters affecting us or our unitholders that may be relevant to unitholders in connection with the Amendment and the internal reorganization that the Amendment is intended to facilitate. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States), IRAs, REITs or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Code. This discussion does not address those considerations relevant to unitholders who contributed property to the Partnership in exchange for partnership interests. In addition, this discussion does not comment on the state, local or foreign tax considerations that may be relevant to unitholders in connection with the Amendment and the internal reorganization that the Amendment is intended to facilitate. Accordingly, we encourage each unitholder to consult his own tax advisor in analysing the tax consequences of the Amendment and the internal reorganization that the Amendment is intended to facilitate in light of his particular circumstances.

Internal reorganization transactions

We intend that the transactions undertaken to effect the internal reorganization qualify as a contribution to a controlled corporation pursuant to Section 351 of the Code. Assuming this to be the case, no gain or loss should be recognized or, in general, allocated to unitholders as a result of such transactions. No assurance can be given, however, that the transactions will qualify for nonrecognition treatment under Section 351 of the Code or that unitholders will not recognize gain as a result of the transactions.

Partnership status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to the partner is in excess of the partner’s adjusted basis in his partnership interest. Section 7704 of the Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes, among other things, “rents from real property” and dividends.

As described above, although the Partnership intends to undertake the internal reorganization and move substantially all of its operating assets under the REIT Subsidiary, common unitholders will retain their common units and will, therefore, remain partners in the Partnership, assuming that the Partnership continues to satisfy the requirements of the Qualifying Income Exception, which we believe it will continue to do. The remainder of this discussion assumes that the Partnership will continue to be a classified as a partnership for U.S. federal income tax purposes following the Amendment and the internal reorganization that the Amendment is intended to facilitate.

Allocation of income, gain, loss and deduction

In general, if the Partnership has a net profit, its items of income, gain, loss and deduction are allocated among the unitholders in accordance with their percentage interests in the Partnership. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. If the Partnership has a net loss, that loss is allocated to the unitholders in accordance with their percentage interests in the Partnership to the extent of their positive capital accounts, as adjusted to take into account the unitholders’ shares of the Partnership’s nonrecourse debt.

This will continue to be the case following the internal reorganization; however, the types of income, gain, loss and deduction allocable to unitholders will change. Currently, the majority of the Partnership’s income, and therefore the majority of the income allocated to the unitholders, consists of rental real estate income. As a result of the internal reorganization, these rental operations will instead be conducted by the REIT Subsidiary and we anticipate that the Partnership will principally recognize dividend income from the REIT Subsidiary, which will be allocated to the Partnership’s unitholders and generally taxable to them as ordinary income.

While we anticipate that the majority of the income allocated to unitholders following the internal reorganization will consist of dividend income, unitholders will continue to be allocated other items of income, gain, loss and deduction.

Ratio of taxable income to distributions

The ratio of federal taxable income allocated to a unitholder relative to cash distributions paid to the unitholder varies with time and among different unitholders. We anticipate that, generally, the unitholders’ ratio of taxable income to distributions will increase, perhaps substantially, as a result of the internal reorganization. This expectation is based upon numerous assumptions regarding the Partnership’s business operations, including assumptions as to its revenue, capital expenditures, cash flow, net working capital and anticipated cash distributions. Our expectation and these assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, our analysis is based on current tax law and the Partnership’s anticipated tax reporting positions with which the IRS could disagree. Accordingly, we cannot assure you that the expectation will prove to be correct.

Allocations between transferors and transferees

In general, the Partnership’s taxable income and losses are determined annually, are prorated on a monthly basis in proportion to the number of days in each month and are subsequently apportioned among unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to herein as the “Allocation Date.” However, gains and losses realized on a sale or other disposition of Partnership assets other than in the ordinary course of business, and certain other “extraordinary items,” are generally allocated among unitholders at the time of such gain or loss or, in some cases, on the Allocation Date in the month in which that gain or loss occurs.

The Amendment provides that dividends the Partnership receives will be treated as extraordinary items that will be allocated among unitholders on the date such dividend income is recognized by the Partnership. In addition, following the internal reorganization, we intend that dividends from the REIT Subsidiary to the Partnership will coincide with distributions to the Partnership’s unitholders. As a result, the Partnership’s dividend income should generally be allocated to those unitholders that receive Partnership distributions.

In order to prevent investors who acquire their common units after completion of the internal reorganization from being allocated pre-reorganization income, we intend to perform an interim closing of the Partnership’s books on the first Allocation Date following completion of the internal reorganization. As a result, the Partnership’s actual income and losses for the portion of the taxable year preceding such Allocation Date will, in general, be prorated to those months preceding such Allocation Date and then apportioned among unitholders in proportion to the number of units owned by each of them as of the Allocation Dates for each of those months. The Partnership’s actual income and losses for the remainder of the taxable year (except for dividend income and other extraordinary items that will be allocated to unitholders as described above) will be prorated to the remaining months in the taxable year and then apportioned among unitholders in proportion to the number of units owned by each of them as of the Allocation Dates for each of those months.

Unitholders are strongly advised to consult their own legal and tax advisors regarding the federal, state, local and foreign tax consequences of the Amendment and the internal reorganization that the Amendment is intended to facilitate in light of their particular circumstances.

No Unitholder Proposals

Your units do not entitle you to make proposals at the Special Meeting. Under our Partnership Agreement, no business may be brought by any limited partner before a special meeting except the business listed in a request for a special meeting. Our Partnership Agreement establishes a procedure for calling meetings whereby limited partners owning 20% or more of the outstanding units of the class for which a meeting is proposed may call a meeting.

Dissenters’ Rights

We were formed as a limited partnership under the laws of the State of Delaware, including the Delaware Act. Under those laws, dissenters’ rights are not available to our unitholders with respect to the proposal to approve the Amendment.

Vote Required to Approve the Amendment to our Partnership Agreement

The affirmative vote of holders of at least a majority of the Partnership’s outstanding common units held by non-affiliated unitholders, and the affirmative vote of the holders of at least a majority of the Partnership’s outstanding subordinated units, voting as separate classes, is required to approve the Amendment. Broker non-votes and abstentions will have the same effect as votes “AGAINST” the Amendment.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of units of Landmark Infrastructure Partners LP as of March 31, 2017, held by beneficial owners of 5% or more of the units, by each director, director nominee and named executive officer of Landmark Infrastructure Partners GP LLC, our general partner, and by all directors, director nominees and executive officers of our general partner as a group. The percentage of units beneficially owned is based on a total of 19,465,899 common units and 3,135,109 subordinated units outstanding as of March 31, 2017. Unless otherwise indicated in the footnotes to the table below, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the units and the business address of each such beneficial owner is c/o Landmark Infrastructure Partners LP, 2141 Rosecrans Avenue, Suite 2100, El Segundo, CA 90245.

	Common Units			Subordinated Units		Total Partnership Interests
	Number	Percent		Number	Percent	Percent
Name of beneficial owner(1)
Landmark Dividend Holdings LLC(2)	96,324	*		3,135,109	100%	14.3%
Directors/Named Executive Officers
Arthur P. Brazy, Jr.	74,981	*		—	—	*
George P. Doyle	12,202	*		—	—	*
Matthew P. Carbone	8,753	*		—	—	*
James F. Brown	—	—		—	—	—
Nandit Gandhi	3,102	*		—	—	*
Edmond G. Leung	3,237	*		—	—	*
Ronald W. Readmond	7,251	*		—	—	*
Thomas Carey White III	9,251	*		—	—	*
Gerald A. Tywoniuk	9,194	*		—	—	*
All Directors and Executive Officers as a group (9 persons)	127,971	*	%	—	—%	*	%

(1)	Unless otherwise indicated, the address for all beneficial owners in this table is 2141 Rosecrans Avenue, Suite 2100, P.O. Box 3429, El Segundo, CA 90245.
(2)

Includes (1) 41,227 common units and 3,135,109 Subordinated Units held directly by Landmark Dividend LLC and (2) 55,097 common units held directly by Landmark Z-Unit Holdings LLC. Landmark Dividend LLC and Landmark Z-Unit Holdings LLC are indirectly owned and managed by Landmark Dividend Holdings LLC. Landmark Dividend Holdings LLC is managed by a board of managers. The board of managers of Landmark Dividend Holdings LLC is comprised of Matthew P. Carbone, Edmond G. Leung, Nandit Gandhi, Fenton R. Talbott, Jeffrey J. Knyal, Arthur P. Brazy, Jr., James F. Brown, Trevor J. Brock and David L. Hollon. AIM Landmark Holdings, LLC is the record holder of approximately 57% of the limited liability company interests of Landmark Dividend Holdings, LLC and is entitled to elect the majority of the members of the board of managers of Landmark Dividend Holdings LLC. AIM Landmark Holdings, LLC is controlled by AIM Universal Holdings, LLC. AIM Universal Holdings, LLC is managed by Robert B. Hellman, Matthew P. Carbone and Judy N. Bornstein, and voting and investment determinations with respect to the securities held by

Landmark Dividend LLC are ultimately controlled by the following AIM Universal Holdings, LLC persons: Robert B. Hellman, Jr., Matthew P. Carbone, Brian Barlow, Ryan Barnes, Judy N. Bornstein, Edward Diffendal, Nandit Gandhi, Matthew Garibaldi, Nancy Katz and Edmond G. Leung. Each of the foregoing persons and each member of the board of managers of Landmark Dividend Holdings LLC, disclaims beneficial ownership of such securities. Each of AIM Universal Holdings, LLC, AIM Landmark Holdings, LLC and Landmark Dividend Holdings, LLC may be deemed to indirectly beneficially own the securities held by Landmark Dividend LLC and Landmark Z-Unit Holdings LLC, but disclaim beneficial ownership except to the extent of their respective pecuniary interest therein. The principal business address of AIM Universal Holdings, LLC and AIM Landmark Holdings, LLC is 950 Tower Lane, Suite 800, Foster City, California 94404. The principal business address of Landmark Dividend LLC, Landmark Dividend Holdings LLC and Landmark Z-Unit Holdings LLC is 2141 Rosecrans Avenue, Suite 2100, El Segundo, California 90245.
*	The percentage of units beneficially owned by each director or each executive officer does not exceed 1% of the common units outstanding. The percentage of units beneficially owned by all directors and executive officers as a group does not exceed 1% of the common units outstanding.

OTHER MATTERS

Solicitation of Proxies

We will bear the costs of soliciting proxies. We have retained Morrow Sodali LLC to solicit proxies on behalf of the Board. We expect to pay Morrow Sodali LLC approximately $8,500, plus expenses, for its services. In addition to solicitations by mail, our directors, officers and employees may, without additional pay, solicit proxies by telephone, facsimile, e-mail and personal interviews. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to the persons for whom they hold shares and request instructions for voting the proxies. We will reimburse the brokerage houses and other persons for their reasonable expenses in connection with this distribution.

Important Notice Regarding Delivery of Security Holder Documents

We have adopted the cost saving practice of “householding” proxy statements. Some banks, brokers and other nominee record holders are also “householding” proxy statements for their customers. This means that only one copy of our proxy statement may have been sent to multiple unitholders in your household unless we have received instructions otherwise. We will promptly deliver a separate copy of the proxy statement to you if you write our proxy solicitation agent, Morrow Sodali LLC, at 470 West Avenue - 3rd Floor, Stamford, CT 06902 or by calling (877) 787-9239 or by email at LMRK.info@morrowsodali.com. If you want to receive separate copies of the proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder.

Where You Can Find More Information About Us

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC’s website at www.sec.gov and on our website at www.landmarkmlp.com. The information contained on these websites is not intended to be incorporated by reference into this proxy statement, and you should not consider that information a part of this proxy statement.

You may also request a copy of our filings free of charge by contacting us at 310-598-3173 or by writing to us at Landmark Infrastructure Partners, LP, Attention: George P. Doyle, 2141 Rosecrans Avenue, Suite 2100, El Segundo, CA 90245.

ANNEX A

FORM OF AMENDMENT NO. 1 TO THE

THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP

OF

LANDMARK INFRASTRUCTURE PARTNERS LP

            , 2017

This First Amendment (this “Amendment”) to the Third Amended and Restated Agreement of Limited Partnership of Landmark Infrastructure Partners LP (the “Partnership”), dated as of August 8, 2016 (the “Partnership Agreement”), is hereby adopted, effective as of                     , 2017, by Landmark Infrastructure Partners GP LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.

RECITALS

WHEREAS, Section 13.2 of the Partnership Agreement provides that the General Partner may propose amendments which shall be effective upon approval by the General Partner and approval by the holders of common units and subordinated units of the Partnership (as more fully described below) at a Special Meeting called in accordance with Section 13.4 of the Partnership Agreement;

WHEREAS, the Board of Directors (the “Board”) of the General Partner has approved an internal reorganization of the Partnership’s organizational structure and intends to transfer substantially all of the Partnership’s operating assets to a new wholly owned subsidiary (the “REIT Subsidiary”) that qualifies as a real estate investment trust, as defined in Section 856 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, this Amendment will impose certain ownership limitations and transfer restrictions on Partnership Interests in order for the REIT Subsidiary to qualify as a real estate investment trust under the Code;

WHEREAS, the Board has determined this Amendment is advisable and in the best interests of the Partnership and, by unanimous vote, approved this Amendment, subject to the approval of this Amendment by a Unit Majority;

WHEREAS, at a Special Meeting of the Limited Partners called in accordance with Section 13.4 of the Partnership Agreement, the General Partner proposed this Amendment and holders of (i) a majority of the Partnership’s Outstanding Common Units, excluding those Common Units held by the General Partner and its Affiliates, and (ii) a majority of the Partnership’s Outstanding Subordinated Units, each voting as a separate class, approved this Amendment; and

WHEREAS, the General Partner is, pursuant to its authority under Section 13.2 of the Partnership Agreement, adopting this Amendment and will notify all Record Holders upon final adoption of this Amendment.

NOW, THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

ARTICLE I.

AMENDMENTS TO THE PARTNERSHIP AGREEMENT

Section 1.1 Section 1.1 of the Partnership Agreement is hereby amended to add the following definitions in the appropriate alphabetical order:

“Beneficial Tax Ownership” means ownership of a Partnership Interest by a Person, whether held directly or indirectly (including by a nominee), and shall include Partnership Interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, if such Partnership Interests were stock of a corporation. The terms “Beneficial Tax Owner,” “Beneficially Owns for Tax Purposes,” “Beneficially Owning for Tax Purposes” and “Beneficially Owned for Tax Purposes” shall have the correlative meanings.

“Charitable Beneficiary” means one or more beneficiaries of the Trust as determined pursuant to Section 4.11(i)(vi); provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

“Constructive Tax Ownership” means ownership of a Partnership Interest by a Person, whether held directly or indirectly (including by a nominee), and shall include Partnership Interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Tax Owner,” “Constructively Owns for Tax Purposes,” “Constructively Owning for Tax Purposes” and “Constructively Owned for Tax Purposes” shall have the correlative meanings.

“Excepted Holder” means any Person for whom an Excepted Holder Limit is created by the General Partner pursuant to Section 4.11(g).

“Excepted Holder Limit” means for each Excepted Holder the percentage limit established pursuant to Section 4.11(g), which limit is expressed as one or more percentages of the capital interest or profit interest in the Partnership or outstanding Partnership Interests, and may apply with respect to one or more outstanding classes or series of Partnership Interests or all classes or series of Partnership Interests in the aggregate.

“Fair Value” means, with respect to any Partnership Interest or other asset, the fair market value of such Partnership Interest or other asset that would be obtained in an arms’ length negotiated transaction between an informed and willing purchaser under no compulsion to purchase and an informed and willing seller under no compulsion to sell. Without limiting the foregoing, except as otherwise provided in this Agreement, the Fair Value of any Partnership Interest will be determined the General Partner.

“Ownership Limit” means a nine and eight-tenths percent (9.8%) interest in either (i) the capital or profits of the Partnership, or (ii) any class or series of outstanding Partnership Interests (determined based on the value or number of Units of such class or series, whichever is more restrictive), including Common Units and Preferred Units. The number and value of outstanding Partnership Interests shall be determined by the General Partner in good faith, which determination shall be conclusive for all purposes hereof.

“Prohibited Owner” means, with respect to any purported transfer, any Person who, but for the provisions of Section 4.11(i), would Beneficially Own for Tax Purposes or Constructively Own for Tax Purposes Partnership Interests.

“REIT” means a “real estate investment trust” under Sections 856 through 860 of the Code.

“REIT Qualification Date” means the effective date of the REIT Subsidiary’s election to be taxed as a REIT.

“REIT Subsidiary” has the meaning set forth in the preamble.

“Restriction Termination Date” means the date on which the REIT Subsidiary’s board of directors and the Board determines that it is no longer in the best interest of the REIT Subsidiary and the Partnership for the REIT Subsidiary to qualify as a REIT or the Partnership ceases to own a REIT.

“Trust” means any trust for the exclusive benefit of one or more Charitable Beneficiaries, as provided for in Section 4.11(a)(ii).

“Trustee” means the Person unaffiliated with the Partnership and a Prohibited Owner, that is appointed by the Partnership to serve as trustee of the Trust.

Section 1.2 The Partnership Agreement is hereby amended by adding the following Section 4.11 immediately following Section 4.10 of the Partnership Agreement:

“Section 4.11 REIT Ownership Restrictions.

(a) Ownership Limitations. During the period commencing on the REIT Qualification Date and prior to the Restriction Termination Date:

(i) Basic Restrictions.

(A)	No Person, other than an Excepted Holder, shall Beneficially Own for Tax Purposes or Constructively Own for Tax Purposes Partnership Interests in excess of the Ownership Limit, and no Excepted Holder shall Beneficially Own for Tax Purposes or Constructively Own for Tax Purposes Partnership Interests in excess of the applicable Excepted Holder Limit for such Excepted Holder.

(B)	No Person shall Beneficially Own for Tax Purposes or Constructively Own for Tax Purposes Partnership Interests to the extent that such Beneficial Tax Ownership or Constructive Tax Ownership would result in the REIT Subsidiary being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT (including Beneficial Tax Ownership or Constructive Tax Ownership that would result in the REIT Subsidiary owning (actually or Constructively Owned for Tax Purposes) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the REIT Subsidiary from such tenant would cause the REIT Subsidiary to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(ii) Transfer in Trust. If any transfer of Partnership Interests occurs which, if effective, would result in any Person Beneficially Owning for Tax Purposes or Constructively Owning for Tax Purposes Partnership Interests in violation of Section 4.11(a)(i)(A) or (B):

(A)	then the Partnership Interests, the Beneficial Tax Ownership or Constructive Tax Ownership of which otherwise would cause such Person to violate Section 4.11(a)(i)(A) or (B), shall be automatically transferred to a Trust for the exclusive benefit of one or more Charitable Beneficiaries, as described in Section 4.11(i), effective as of the close of business on the Business Day prior to the date of such purported transfer to the Prohibited Owner, and such Person shall acquire no rights in such Partnership Interests; and

(B)	if the transfer to the Trust described in Section 4.11(a)(ii)(A) would not be effective for any reason to prevent the violation of Section 4.11(a)(i)(A) or (B), then the transfer of the Partnership Interests that otherwise would cause any Person to violate Section 4.11(a)(i)(A) or (B) shall be void ab initio, and the intended transferee shall acquire no rights in such Partnership Interests.

(C)	In determining which Partnership Interests are to be transferred to a Trust in accordance with this Section 4.11(a)(ii) and Section 4.11(i), Partnership Interests shall be so transferred to a Trust in such manner as minimizes the aggregate value of the Partnership Interests that are transferred to the Trust (except as provided in Section 4.11(f)) and, to the extent not inconsistent therewith, on a pro rata basis.

(D)	To the extent that, upon a transfer of Partnership Interests pursuant to this Section 4.11(a)(ii), a violation of any provision of Section

4.11(a)(i) would nonetheless be continuing, then Partnership Interests shall be transferred to that number of Trusts, each having a Trustee and a Charitable Beneficiary or Charitable Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of Section 4.11(a)(i).

(b) Remedies for Breach. If the General Partner shall at any time determine in good faith that a transfer or other event has taken place that results in a violation of Section 4.11(a)(i) or that a Person intends to acquire or has attempted to acquire Beneficial Tax Ownership or Constructive Tax Ownership of any Partnership Interests in violation of Section 4.11(a)(i) (whether or not such violation is intended), the General Partner shall take such action as it deems advisable to refuse to give effect to or to prevent such transfer or other event, including refusing to give effect to such transfer pursuant to this Agreement or in the records of the Partnership, or instituting proceedings to enjoin such transfer or other event; provided, however, that any transfer or attempted transfer or other event in violation of Section 4.11(a)(i) shall automatically result in the transfer to the Trust described above, and, where applicable, such transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the General Partner.

(c) Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Tax Ownership or Constructive Tax Ownership of Partnership Interests that will or may violate Section 4.11(a)(i) or any Person who would have owned Partnership Interests that resulted in a transfer to the Trust pursuant to the provisions of Section 4.11(a)(ii) shall immediately give written notice to the Partnership of such event or, in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice, and shall provide to the Partnership such other information as the Partnership may request in order to determine the effect, if any, of such transfer on the REIT Subsidiary’s status as a REIT.

(d) Owners Required to Provide Information. From the REIT Qualification Date and prior to the Restriction Termination Date, each Partner, each Beneficial Tax Owner, each Constructive Tax Owner and each Person (including the unitholder of record) who is holding Partnership Interests for an actual owner, Beneficial Tax Owner or Constructive Tax Owner, shall promptly provide to the Partnership such information as the General Partner may reasonably request in order to determine the REIT Subsidiary’s status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

(e) Remedies Not Limited. Nothing contained in this Section 4.11 shall limit the authority of the General Partner to take such other action as it deems necessary or advisable to protect the REIT Subsidiary’s status as a REIT or to assist the Partnership, the REIT Subsidiary and their owners in preserving the REIT Subsidiary’s status as a REIT.

(f) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 4.11, or any definition contained in this Agreement, the General Partner shall have the power to determine the application of the provisions of this Section 4.11 or any such definition with respect to any situation based on the facts known to it. If a Person would have (but for the remedies set forth in this Section 4.11) acquired Beneficial Tax Ownership or

Constructive Tax Ownership of Partnership Interests in violation of Section 4.11(a), such remedies (as applicable) shall apply first to the Partnership Interests which, but for such remedies, would have been actually owned by such Person, and second to Partnership Interests which, but for such remedies, would have been Beneficially Owned for Tax Purposes or Constructively Owned for Tax Purposes (but not actually owned) by such Person, pro rata among the Persons who actually own such Partnership Interests based upon the relative number of the Partnership Interests held by each such Person.

(g) Exceptions and Cooperation. The General Partner, in its sole and absolute discretion, may exempt (prospectively or retroactively) a Person from the limits set forth in Section 4.11(a)(i)(A), or may establish or increase an Excepted Holder Limit for such Person, if the General Partner determines, based on such representations and undertakings from such Person to the extent required by the General Partner and as are reasonably necessary to ascertain, that such exemption will not cause such Person to violate Section 4.11(a)(i)(B).

(h) Legend. Each certificate representing Partnership Interests shall bear substantially the following legend, in addition to any other legends required by this Agreement, applicable law or otherwise deemed appropriate by the General Partner in its sole discretion:

“THE PARTNERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL TAX OWNERSHIP AND CONSTRUCTIVE TAX OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE REIT SUBSIDIARY’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST (“REIT”) UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE PARTNERSHIP’S THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT, AS THE SAME MAY BE AMENDED FROM TIME TO TIME (THE “PARTNERSHIP AGREEMENT”), (I) NO PERSON MAY BENEFICIALLY OWN FOR TAX PURPOSES OR CONSTRUCTIVELY OWN FOR TAX PURPOSES IN EXCESS OF A 9.8% INTEREST IN THE PARTNERSHIP’S CAPITAL OR PROFITS OR IN ANY CLASS OR SERIES OF OUTSTANDING PARTNERSHIP INTERESTS (DETERMINED BASED ON THE VALUE OR NUMBER OF UNITS OF SUCH CLASS OR SERIES, WHICHEVER IS MORE RESTRICTIVE) UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE SUCH EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE) AND (II) NO PERSON MAY BENEFICIALLY OWN FOR TAX PURPOSES OR CONSTRUCTIVELY OWNS FOR TAX PURPOSES PARTNERSHIP INTERESTS THAT WOULD RESULT IN THE REIT SUBSIDIARY BEING “CLOSELY HELD” UNDER SECTION 856(H) OF THE CODE OR OTHERWISE CAUSE THE REIT SUBSIDIARY TO FAIL

TO QUALIFY AS A REIT. ANY PERSON WHO BENEFICIALLY OWNS FOR TAX PURPOSES OR CONSTRUCTIVELY OWNS FOR TAX PURPOSES OR ATTEMPTS TO BENEFICIALLY OWN FOR TAX PURPOSES OR CONSTRUCTIVELY OWN FOR TAX PURPOSES PARTNERSHIP INTERESTS WHICH CAUSES OR WILL CAUSE A PERSON TO BENEFICIALLY OWN FOR TAX PURPOSES OR CONSTRUCTIVELY OWN FOR TAX PURPOSES PARTNERSHIP INTERESTS IN EXCESS OR IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE PARTNERSHIP. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP ARE VIOLATED, THE PARTNERSHIP INTERESTS, OR A PORTION THEREOF, REPRESENTED HEREBY WILL BE AUTOMATICALLY TRANSFERRED TO A TRUSTEE OF A TRUST FOR THE EXCLUSIVE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES, AND THEN SOLD BY THE TRUSTEE OR REDEEMED BY THE PARTNERSHIP. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL CAPITALIZED TERMS IN THIS LEGEND HAVE THE MEANINGS DEFINED IN PARTNERSHIP AGREEMENT, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF PARTNERSHIP INTERESTS ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE PARTNERSHIP AT ITS PRINCIPAL OFFICE.”

(i) Transfer of Partnership Interests in Trust.

(i) Ownership in Trust. Upon any purported transfer or other event described in Section 4.11(a)(ii) that would result in a transfer of Partnership Interests to a Trust, such Partnership Interests shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported transfer or other event that results in the transfer to the Trust pursuant to Section 4.11(a)(ii). The General Partner shall establish the Trust, and the Trustee shall be appointed by the General Partner and shall be a Person unaffiliated with the Partnership and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the General Partner as provided in Section 4.11(i)(vi).

(ii) Status of Partnership Interests Held by the Trustee. Partnership Interests held by the Trustee shall be issued and outstanding Partnership Interests. The Prohibited Owner shall have no rights in Partnership Interests held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any Partnership Interests held in trust by the Trustee, shall have no rights to distributions and shall not possess any rights to vote or other rights attributable to the Partnership Interests held in the Trust.

(iii) Distribution and Voting Rights. The Trustee shall have all voting rights and rights to distributions with respect to Partnership Interests held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any distribution paid prior to the discovery by the Partnership that the Partnership Interests have been transferred to the Trustee shall be paid by the recipient of such distribution to the Trustee upon demand and any distribution authorized but unpaid shall be paid when due to the Trustee. Any distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Partnership Interests held in the Trust and, subject to Delaware law, effective as of the date that the Partnership Interests have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Partnership that the Partnership Interests have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Partnership has already taken irreversible limited partnership action in connection with such vote, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Section 4.11, until the Partnership has received notification that Partnership Interests have been transferred into a Trust, the Partnership shall be entitled to rely on its Partnership Interest transfer and other records for purposes of determining Partners entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of Partners.

(iv) Sale of Partnership Interests by Trustee. Within twenty (20) days of receiving notice from the General Partner that Partnership Interests have been transferred to the Trust, and unless the General Partner first provides notice to the Trustee of its intention to cause the Partnership to purchase such Partnership Interests pursuant to Section 4.11(i)(v), the Trustee shall sell the Partnership Interests held in the Trust to a Person or Persons, designated by the Trustee, who is not a Prohibited Owner. Such Partnership Interests shall be sold for such consideration and on such other terms as the General Partner determines in its sole discretion. Upon such sale, the interest of the Charitable Beneficiary in the Partnership Interests sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 4.11(i)(iv). The Prohibited Owner shall receive an amount equal to (1) the lesser of (x) the price paid by the Prohibited Owner for the Partnership Interests or, if the Prohibited Owner did not give value for the Partnership Interests in connection with the event causing the Partnership Interests to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Fair Value of the Partnership Interests on the day of the event causing the Partnership Interests to be held in the Trust and (y) the price received by the Trustee (net of any commissions and other expenses of sale, including costs and expenses incurred by the Partnership) from the sale or other disposition of the Partnership Interests held in the Trust, less (2) the aggregate amount of all of the Partnership’s expenses in connection with each of the purported transfer to the Prohibited Owner and the transfer by the Trust (including in each case, but not limited to, the legal and accounting fees incurred by the Partnership and the General Partner), which the Trustee will pay to the Partnership prior to any distribution of funds to the Prohibited Owner. The Trustee may also reduce the amount payable to the Prohibited Owner by the amount of distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 4.11(i)(iii). Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Partnership that Partnership Interests have been transferred to the Trustee, such Partnership Interests are transferred by a Prohibited Owner, then (i) such Partnership Interests shall be deemed to have been transferred on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such Partnership Interests that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 4.11(i)(iv), such excess shall be paid to the Trustee upon demand.

(v) Purchase Right in Partnership Interests Transferred to the Trustee. Partnership Interests transferred to the Trustee shall be deemed to have been offered for sale to the Partnership, or its designee, at a price equal to (1) the lesser of (x) the price in the transaction that resulted in such transfer to the Trust or, in the event value was not given in the transaction that resulted in such transfer (e.g., in the case of a gift, devise or other such transaction), the Fair Value of the Partnership Interests at the time of such transaction and (y) the Fair Value of the Partnership Interests on the date the Partnership, or its designee, accepts such offer, less (2) the aggregate amount of all of the Partnership’s expenses in connection with each of the purported transfer to the Prohibited Owner and the transfer by the Trust (including in each case, but not limited to, the legal and accounting fees incurred by the Partnership and the General Partner), which the Trustee will pay to the Partnership prior to any distribution of funds to the Prohibited Owner. The Partnership may also reduce the amount payable to the Prohibited Owner by the amount of distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 4.11(i)(iii). The Partnership, or its designee, shall pay the amount of any such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Partnership, or its designee, shall have the right to accept such offer until the Trustee has sold the Partnership Interests held in the Trust pursuant to Section 4.11(i)(iv). Upon such a sale to the Partnership or its designee, the interest of the Charitable Beneficiary in the Partnership Interests sold shall terminate and the Trustee shall distribute the net proceeds of the sale, after the deductions contemplated above, to the Prohibited Owner.

(vi) Designation of Charitable Beneficiaries. By written notice to the Trustee, the General Partner shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the Partnership Interests held in the Trust would not violate the restrictions set forth in Section 4.11(a)(i) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

(vii) Facilitating Amendments at General Partner’s Discretion. Notwithstanding anything to the contrary in this Agreement, in the event of any transfers to or by a Trust in accordance with this Section 4.11(i), the General Partner shall be entitled, in its sole discretion and without the consent or agreement of any other Partner, to make such amendments to this Agreement as it deems necessary from time to time in order to reflect that the Trust(s) or any subsequent transferees may not assume all of the obligations attaching to the subject Partnership Interests.

(j) Enforcement. The Partnership is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Section 4.11.

(k) Stock Exchange Transactions. Nothing in this Section 4.11 shall preclude the settlement of any transaction entered into through the facilities of the NASDAQ Global Market or any other applicable national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Section 4.11 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Section 4.11.”

Section 1.3 The Partnership Agreement is hereby amended by replacing Section 6.2(f) in its entirety with the following:

“(f) Each item of Partnership income, gain, loss and deduction, for federal income tax purposes, shall be determined for each taxable period and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of each month; provided, however, that such items for the period beginning on the Closing Date and ending on the last day of the month in which the last Option Closing Date or the expiration of the Over-Allotment Option occurs shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of the next succeeding month; provided further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. Partnership dividend income shall be treated as an extraordinary item pursuant to Treasury Regulation Section 1.706-4(e)(2)(ix) and shall be allocated to the Partners at the time of day on which such dividend income is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder or for the proper administration of the partnership.”

ARTICLE II.

MISCELLANEOUS

Section 2.1 General. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

Section 2.2 Severability. If any provision or part of a provision of this Amendment is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this Amendment shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 2.3 Governing Law. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

GENERAL PARTNER:

LANDMARK INFRASTRUCTURE PARTNERS GP LLC

By:
Name:
Title:

Signature Page to the Amendment to the Third Amended and Restated Agreement of

Limited Partnership of Landmark Infrastructure Partners LP